Exhibit h(9)
                                AMENDMENT NO. 2
                                      TO
                         EXPENSE LIMITATION AGREEMENT

                             Smith Barney Trust II
                    Smith Barney Capital Preservation Fund


     AMENDMENT NO. 2, effective as of 3:59 p.m. (Eastern Time) on July 24, 2002, by and between Smith Barney Fund Management LLC (the "Manager") and Smith Barney Trust II (the "Trust"), on behalf of the Trust's series Smith Barney Capital Preservation Fund (the "Fund").

     WHEREAS, the Trust and the Manager have entered into an Expense Limitation Agreement dated as of March 29, 2002, as amended by Amendment No. 1 thereto, dated as of May 13, 2002 ("Expense Limitation Agreement"), pursuant to which the Manager has agreed, under certain circumstances, to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject; and

     WHEREAS, the Trust and the Manager wish to agree to a further limitation of the Fund's expenses under certain circumstances;

     NOW THEREFORE, the parties hereto agree as follows:

1.   Replacement of Schedule A.

     Schedule A to the Expense Limitation Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.   No Other Changes.

     Except as provided herein, the Expense Limitation Agreement remains unchanged. The Expense Limitation Agreement, as amended hereby, is and remains in full force and effect, and this Amendment and the Expense Limitation Agreement shall be read and construed as one agreement.

     The undersigned officer of the Trust has executed this Amendment not individually, but as an officer under the Declaration of Trust of the Trust and the obligations of this Amendment are not binding upon any of the Trustees, officers or shareholders of the Trust individually.


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     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                  SMITH BARNEY TRUST II
                                  On behalf of Smith Barney Capital Preservation Fund

                                  By:

                                  /s/ Robert I. Frenkel
                                  --------------------------------------------
                                  Name:  Robert I. Frenkel
                                  Title: Secretary


                                  SMITH BARNEY FUND
                                  MANAGEMENT LLC

                                  By:

                                  /s/ Christina T. Sydor
                                  --------------------------------------------
                                  Name:  Christina T. Sydor
                                  Title: Secretary





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                                                                     Schedule A


                            OPERATING EXPENSE LIMITS



                                           Maximum Operating Expense Limit
                                        (as a percentage of average net assets)*

                                           Class A      Class B     Class L

Smith Barney Capital Preservation Fund     1.95%**      2.70%**     2.70%**

---------------------

* Effective through to the Guarantee Maturity Date; thereafter this limit is subject to change if the Agreement is extended as contemplated in paragraph 4.4.

** During any period in which the Fund's assets are required to be invested in a Defeasance Portfolio (as defined below) pursuant to the Financial Guarantee Agreement referred to below, the Maximum Operating Expense Limit (as a percentage of average net assets) with respect to those assets comprising the Defeasance Portfolio shall be: 1.15% Class A, 1.90% Class B and 1.90% Class L. The Maximum Operating Expense Limit (as a percentage of average net assets) with respect to assets other than the Defeasance Portfolio (the "Other Assets") shall remain as set forth in the table above, and the Fund Operating Expenses subject to such Maximum Operating Expense Limit for the Other Assets shall be payable solely from the Other Assets and not from the Defeasance Portfolio. For the avoidance of doubt, "Other Assets" is limited solely to the excess (if any) of Fund Value over 101% of Bond Floor B as contemplated by Section 4.02 of the Financial Guarantee Agreement referred to below.

    As used herein the terms Defeasance Portfolio, Fund Value and Bond Floor B shall have the meanings ascribed thereto in that certain Financial Guarantee Agreement, dated as of March 29, 2002, as amended from time to time, among the Manager, the Trust and Ambac Assurance Corporation, as such agreement is in effect from time to time.